Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612-303-6277	Tel: 612-303-8266
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
Third Quarter Results
MINNEAPOLIS – October 15, 2008 – Piper Jaffray Companies (NYSE: PJC) today announced a net loss from continuing operations of $26.5 million, or $1.68 per share, for the quarter ended September 30, 2008. The results included a $13.4 million after tax loss, or $0.85 per share, which the company previously announced on October 7, 2008, related to its tender option bond (TOB) program. Results from continuing operations in the year-ago period were net income of $4.8 million, or $0.28 per diluted share, and in the second quarter of 2008, a net loss of $5.1 million, or $0.32 per share.
For the third quarter of 2008, continuing operations generated net revenues of $72.7 million, which included the $21.7 million pre-tax loss related to the TOB program. Revenues were down 22 percent from the third quarter of 2007 and down 23 percent from the second quarter of 2008.
For the first nine months of 2008, the company recorded a net loss from continuing operations of $35.0 million, or $2.20 per share, compared to net income from continuing operations of $29.9 million, or $1.70 per diluted share, for the year-ago period. Net revenues of $263.3 million year-to-date represent a 25 percent decrease over the same period last year. The decrease was mainly due to lower equity and debt financing revenues, lower high yield and structured products sales and trading revenues, and the loss related to the TOB program. This decrease has been partially offset by stronger revenues from equities sales and trading revenues and a contribution from asset management.
“During the third quarter, particularly in September, the financial markets experienced unprecedented events and volatility, and our financial results were negatively impacted,

particularly fixed income sales and trading revenues. Against a weak capital markets environment, investment banking revenues held up reasonably well, and equities sales and trading revenues were solid,” said Chairman and Chief Executive Officer Andrew S. Duff. “We believe that amidst this unprecedented reshaping of the investment banking landscape, we have a unique opportunity to selectively extend our franchise and enhance our talent base. We are diligently balancing historic opportunities with appropriate expense actions to better position our firm during a difficult operating environment, which could extend well into 2009.”
Results of Continuing Operations
Net Revenues
Investment Banking
For the third quarter of 2008, total investment banking revenues were $50.5 million, down 4 percent compared to the third quarter of 2007 and up 43 percent, compared to the second quarter of 2008. Despite the weak capital markets environment, investment banking revenues held up reasonably well but are below the company’s historical run rate, and the current market fundamentals remain weak.
•	Equity financing revenues were $11.4 million, down 37 percent compared to the year-ago period primarily due to fewer completed IPO transactions driven by the weaker industry environment. Equity financing revenues rose 31 percent compared to a weak second quarter of 2008.

•	Advisory services revenues were $21.4 million, up 33 percent compared to the year-ago period and up 90 percent compared to the second quarter of 2008. The increase was due to higher average revenues per transaction.

•	Debt financing revenues were $17.8 million, down 2 percent compared to the third quarter of 2007, and up 16 percent compared to the second quarter of 2008. The increase relative to the sequential quarter was mainly due to improved spreads on public finance underwritings.

The following is a recap of the company’s completed deal information for the third quarter of 2008:
•	13 equity financings raising capital of $2.4 billion. Of the completed transactions, 6 were U.S. public offerings.

•	13 merger and acquisition transactions with an aggregate enterprise value of $7.3 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions.

•	93 tax-exempt issues with a total par value of $2.0 billion.
Institutional Sales and Trading
For the quarter ended September 30, 2008, institutional sales and trading generated revenues of $18.0 million, down 54 percent and 68 percent compared to the same quarter last year and the second quarter of 2008, respectively. Solid equity sales and trading revenues were mitigated by weak fixed income sales and trading revenues.
•	Equities sales and trading revenues were $35.3 million, up 40 percent compared to the third quarter of 2007 and essentially the same as the second quarter of 2008. The solid results were due primarily to strong client activity and improved trading results.

•	Fixed income sales and trading revenues were negative $17.3 million, compared to positive $13.7 million in the year-ago period and positive $20.8 million in the strong second quarter of 2008. The lower performance was mainly driven by the $21.7 million loss, related to the firm’s TOB program, which it previously disclosed on October 7, 2008. In addition, distressed credit markets negatively impacted revenues from structured products and public finance proprietary trading.
Asset Management
For the quarter ended September 30, 2008, asset management revenues were $4.3 million, compared to $0.9 million in the year-ago period and $4.7 million in the second quarter of 2008. FAMCO revenues were negatively impacted by lower assets under management driven by a decline in equity prices.

Non-Interest Expenses
For the third quarter of 2008, compensation and benefits expense was $78.0 million, up 44 percent compared to the prior-year period and up 23 percent compared to the second quarter of 2008. The firm increased its compensation expense in the third quarter with the goal of achieving a minimum competitive full-year compensation level in order to retain its talent base and to cover fixed compensation costs. Despite the increase in compensation expenses, the firm expects that 2008 incentives will be down significantly compared to 2007. The compensation ratio for the third quarter was 107.3 percent, up from 58.5 percent in the year-ago period and 66.6 percent in the second quarter of 2008. A significant portion of the increased ratio was attributable to the TOB loss and the remainder was mainly driven by higher compensation costs, including fixed compensation expenses, over a lower revenue base.
Non-compensation expenses were $39.8 million for the current quarter, up 22 percent compared to the year-ago period, and down 13 percent compared to the second quarter of 2008. The current quarter included a $4.6 million restructuring charge, which included $2.2 million for additional severance actions taken in the third quarter and $2.4 million for exiting leased office space in two locations.
For the third quarter of 2008, pre-tax operating margin from continuing operations was negative 62.0 percent, compared to positive 6.5 percent in the year-ago period. The decline was mainly driven by higher compensation expenses. Pre-tax operating margin was negative 15.1 percent in the second quarter of 2008.
During the quarter, the company repurchased $15.0 million, or 444,225 shares, of its common stock at an average price of $33.75. The company has $85.0 million remaining under its current repurchase authorization, which runs through June 2010.
Results of Discontinued Operations

Discontinued operations related to the Private Client Services business, which the company sold to UBS Financial Services on August 11, 2006.
For the quarter ended September 30, 2008, discontinued operations recorded a net loss of $0.7 million, or $0.04 per share, related to changes in estimates on office space leases.
Additional Shareholder Information

	As of Sep. 30, 2008		As of June 30, 2008		As of Sep. 30, 2007
Full time employees:	1,172		1,213		1,131
FAMCO AUM	$7.4	billion	$8.1	billion	$8.3	billion
Shareholders’ equity:	$891	million	$924	million	$889	million
Annualized Return on Average Tangible Shareholders’ Equity[1]	(17.9)%		(2.4)%		2.6%
Book value per share:	$56.85		$57.41		$56.80
Tangible book value per share:	$37.71		$38.73		$38.73

1Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Sept 30, 2008	Sept 30, 2007	Sept 30, 2008
Shareholders’ equity	$908,958	$917,350	$891,180
Deduct: Goodwill and identifiable intangible assets	300,310	244,774	299,982

Tangible shareholders’ equity	$608,648	$672,576	$591,198

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Wednesday, Oct. 15 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 66994114 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on Oct. 15, 2008 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 28 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, the environment and prospects for capital markets transactions and activity, management expectations, anticipated financial results including expectations regarding revenue levels and compensation and non-compensation expense levels, the expected benefits of acquisitions, expectations regarding the size of inventory positions for certain municipal products, the consolidation of the Company’s off-balance sheet tender option bond program, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) acquisitions may not yield the benefits we anticipate or yield them within expected timeframes, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) our ability to reduce compensation and non-compensation expenses may be limited by the fixed nature of certain items and competitive recruiting and retention considerations, (6) an inability to readily divest or transfer inventory positions of certain municipal products may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, (7) we enter into off-balance sheet arrangements that may be required to be consolidated on our financial statements based on future events outside our control, including changes in complex accounting standards, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2008 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’08	3Q ’08	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2008	2008	2007	vs. 2Q ’08	vs. 3Q ’07	2008	2007	Inc/(Dec)
Revenues:
Investment banking	$48,313	$32,184	$50,276	50.1%	(3.9)%	$135,762	$208,881	(35.0)%
Institutional brokerage	12,834	51,196	31,624	(74.9)	(59.4)	93,842	111,451	(15.8)
Interest	10,509	13,114	15,003	(19.9)	(30.0)	38,782	46,229	(16.1)
Asset management	4,314	4,697	903	(8.2)	N/M	12,984	1,102	N/M
Other income/(loss)	(113)	(460)	735	(75.4)	(115.4)	(2,173)	1,523	N/M

Total revenues	75,857	100,731	98,541	(24.7)	(23.0)	279,197	369,186	(24.4)

Interest expense	3,148	5,826	5,647	(46.0)	(44.3)	15,852	16,766	(5.5)

Net revenues	72,709	94,905	92,894	(23.4)	(21.7)	263,345	352,420	(25.3)

Non-interest expenses:
Compensation and benefits	78,001	63,240	54,343	23.3	43.5	203,823	206,166	(1.1)
Occupancy and equipment	8,092	8,133	7,201	(0.5)	12.4	24,335	23,772	2.4
Communications	6,597	5,869	6,040	12.4	9.2	19,205	18,296	5.0
Floor brokerage and clearance	3,342	3,899	3,564	(14.3)	(6.2)	9,895	11,255	(12.1)
Marketing and business development	6,099	7,381	6,064	(17.4)	0.6	19,576	18,125	8.0
Outside services	9,270	11,308	8,134	(18.0)	14.0	29,220	24,573	18.9
Restructuring-related expenses	4,592	2,767	—	66.0	N/M	10,213	—	N/M
Other operating expenses	1,830	6,604	1,514	(72.3)	20.9	10,898	6,464	68.6

Total non-interest expenses	117,823	109,201	86,860	7.9	35.6%	327,165	308,651	6.0%

Income/(loss) from continuing operations before income tax expense/(benefit)	(45,114)	(14,296)	6,034	215.6	N/M	(63,820)	43,769	N/M

Income tax expense/(benefit)	(18,603)	(9,223)	1,222	101.7	N/M	(28,799)	13,858	N/M

Net income/(loss) from continuing operations	(26,511)	(5,073)	4,812	N/M	N/M	(35,021)	29,911	N/M

Income/(loss) from discontinued operations, net of tax	(653)	1,439	(456)	N/M	N/M	786	(2,811)	N/M

Net income/(loss)	$(27,164)	$(3,634)	$4,356	N/M %	N/M	$(34,235)	$27,100	N/M

Earnings per basic common share
Income/(loss) from continuing operations	$(1.68)	$(0.32)	$0.30	N/M %	N/M	$(2.20)	$1.79	N/M
Income/(loss) from discontinued operations	(0.04)	0.09	(0.03)	N/M	N/M	0.05	(0.17)	N/M

Earnings per basic common share	$(1.72)	$(0.23)	$0.27	647.8%	N/M	$(2.15)	$1.62	N/M

Earnings per diluted common share
Income from continuing operations	N/A	N/A	$0.28	N/M	N/M	N/A	$1.70	N/M
Loss from discontinued operations	N/A	N/A	(0.03)	N/M	N/M	N/A	(0.16)	N/M

Earnings per diluted common share	N/A (1)	N/A (1)	$0.26	N/M	N/M	N/A (1)	$1.54	N/M

Weighted average number of common shares outstanding
Basic	15,772	16,072	16,096	(1.9)%	(2.0)%	15,891	16,743	(5.1)%
Diluted	16,628	16,709	16,904	(0.5)%	(1.6)%	16,656	17,610	(5.4)%

N/M	- Not meaningful

N/A	- Not applicable

(1)	In accordance with SFAS 128, earnings per diluted common share is not calculated in periods a loss is incurred.
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Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’08	3Q ’08	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2008	2008	2007	vs. 2Q ’08	vs. 3Q ’07	2008	2007	Inc/(Dec)
Investment banking
Financing
Equities	$11,397	$8,705	$18,211	30.9%	(37.4)%	$36,620	$98,996	(63.0)%
Debt	17,771	15,297	18,169	16.2	(2.2)	52,438	63,332	(17.2)
Advisory services	21,358	11,256	16,120	89.7	32.5	57,939	52,702	9.9

Total investment banking	50,526	35,258	52,500	43.3	(3.8)	146,997	215,030	(31.6)

Institutional sales and trading
Equities	35,302	35,345	25,192	(0.1)	40.1	101,827	85,049	19.7
Fixed income	(17,280)	20,804	13,652	N/M	N/M	5,863	49,937	(88.3)

Total institutional sales and trading	18,022	56,149	38,844	(67.9)	(53.6)	107,690	134,986	(20.2)

Asset management	4,314	4,697	903	(8.2)	N/M	12,984	1,102	N/M

Other income/(loss)	(153)	(1,199)	647	(87.2)	N/M	(4,326)	1,302	N/M

Net revenues	$72,709	$94,905	$92,894	(23.4)%	(21.7)%	$263,345	$352,420	(25.3)%

N/M	- Not meaningful
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